Exhibit 12.2
                                                                        5/18/99



                              ALABAMA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1998 and the twelve months ended March 31, 1999



                                                                                                                 Twelve
                                                                                                                 Months
                                                                                                                  Ended
                                                                      Year ended December 31,                   March 31,
                                                   ======================================================================
                                                     1994        1995         1996        1997         1998        1999
                                                   --------------------------Thousands of Dollars------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                  $594,669    $628,304     $627,627    $645,449     $702,409    $692,168
      Federal and state income taxes                242,569     186,856      191,167     222,956      141,332     124,671
      Deferred income taxes, net                    (32,536)     32,047       16,715     (12,879)      79,323      93,207
      Deferred  investment  tax credits                  (4)        (75)           -           -            -           -
      AFUDC - Debt funds                              3,590       7,109        6,517       4,855        4,664       5,746
                                                    --------   ---------     --------   ---------    ---------   ---------
         Earnings  as defined                      $808,288    $854,241      842,026    $860,381     $927,728    $915,792
                                                    ========   =========     ========   =========    =========   =========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                    $180,182    $183,199     $171,689    $169,536     $194,559    $194,803
   Interest  on interim  obligations                  5,939      16,917       20,617      22,787       11,012       9,281
   Amort of debt disc, premium  and expense, net      9,655      20,270        9,520       9,657       42,506      42,800
   Other interest  charges                           19,909      27,064       34,227      57,799       67,129      61,583
                                                    --------   ---------     --------   ---------    ---------   ---------
         Fixed charges as defined                   215,685     247,450      236,053     259,779      315,206     308,467
Tax  deductible   preferred  dividends                1,605       1,605        1,605       1,589        1,236       1,236
                                                    --------   ---------     --------   ---------    ---------   ---------
                                                    217,290     249,055      237,658     261,368      316,442     309,703
                                                    --------   ---------     --------   ---------    ---------   ---------
Non-tax  deductible  preferred  dividends            24,630      25,464       24,997      12,997       13,407      13,953
Ratio  of net income  before  taxes to net income  x  1.549    x  1.564     x  1.522    x  1.538     x  1.563    x  1.559
                                                    --------   ---------     --------   ---------    ---------   ---------
Pref  dividend  requirements  before  income  taxes  38,152      39,826       38,045      19,989       20,955      21,753
                                                    --------   ---------     --------   ---------    ---------   ---------
Fixed  charges  plus  pref  dividend  requirements $255,442    $288,881     $275,703    $281,357     $337,397    $331,456
                                                    ========   =========     ========   =========    =========   =========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                   3.16        2.96         3.05        3.06         2.75        2.76


Note: The above figures have been adjusted to give effect to Alabama Power
       Company's 50% ownership of Southern Electric Generating Company.